EXHIBIT 15.2

CONSENT OF HAN KUN LAW OFFICES

[Letterhead of Han Kun Law Offices]

April 28, 2020

Baozun Inc.

Building B, No. 1268 Wanrong Road

Shanghai 200436

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the heading “Item 4. Information on the Company – C. Organizational Structure” in Baozun Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2020. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES